Exhibit 99.2

3158
3158
CSX

CSX QUARTERLY FINANCIAL REPORT

SECOND QUARTER 2017

CSX Corporation Announces Second Quarter Earnings
and Increase in Share Repurchase Program
JACKSONVILLE, Fla. - July 18, 2017 - CSX Corporation (Nasdaq: CSX) today announced second quarter 2017 net earnings of $510 million, or $0.55 per share, up from $445 million, or $0.47 per share, in the same period of last year. Excluding a $122 million restructuring charge in this year’s second quarter results, adjusted earnings per share was $0.64 as shown in the table below.

Reconciliation of GAAP to Non-GAAP Measures
For the Quarter ended June 30, 2017
(in millions, except operating ratio and EPS)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution
GAAP Operating Results	$958	67.4%	$510	$0.55
Restructuring Charge	122	(4.2)%	81	0.09
Adjusted Operating Results (non-GAAP)	$1,080	63.2%	$591	$0.64
“We are implementing Precision Scheduled Railroading on an expedited timetable, converting switching operations, balancing the network, streamlining resources and getting more out of our assets,” said E. Hunter Harrison, president and chief executive officer. “Although there still remains a lot to be done, we are confident that these initiatives will drive improved customer service, greater resource efficiency and superior shareholder value.”
Revenue for the second quarter increased 8 percent when compared to the previous year, with growth across nearly all markets. This growth was primarily driven by coal-related gains, strength in core pricing and volume across the other markets, and increased fuel recovery.
In the second quarter, CSX delivered improved asset utilization, cost control and fuel optimization. These operational improvements, coupled with the benefits from the management restructuring that was completed early in the second quarter, drove $90 million in efficiency gains. These gains more than offset the cost of inflation in the quarter.
CSX is intensely focused on implementing Precision Scheduled Railroading throughout the system. The company is on track to achieve record efficiency gains and a step-function improvement in its key financial measures for the year given continued economic growth and stable coal markets.
Adjusting for restructuring charges, CSX continues to expect to drive a full-year operating ratio in the mid-60s, earnings per share growth of around 25 percent off the 2016 reported base of $1.81, and free cash flow before dividends of around $1.5 billion (please see the company’s non-GAAP statements below).
As a result, the Board authorized an additional $500 million for the current share repurchase program, which now totals $1.5 billion. As part of this program, nearly $500 million of company shares were repurchased in the second quarter. At the same time, the company is currently evaluating its cash deployment strategy with respect to capital structure and shareholder distributions, and is committed to an investment grade rating.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements........p. 3	read in conjunction with the	Jacksonville, FL 32202	David Baggs
Operating Statistics..............................p. 15	Company’s most recent	www.csx.com	(904) 359-4812
Non-GAAP Measures...........................p. 16	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Rob Doolittle
	any Current Reports on Form 8-K.		(202) 626-4939

CSX executives will conduct a quarterly earnings conference call with the investment community on July 19, 2017, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.
About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For over 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.
This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.
More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).
Non-GAAP Measures Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are above.
Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.
Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended				Six Months Ended
	Jun. 30, 2017	Jun. 24, 2016	$ Change	% Change	Jun. 30, 2017	Jun. 24, 2016	$ Change	% Change

Revenue	$2,933	$2,704	$229	8%	$5,802	$5,322	$480	9%
Expense
Labor and Fringe	743	749	6	1	1,532	1,545	13	1
Materials, Supplies and Other	490	519	29	6	1,057	1,069	12	1
Fuel	198	172	(26)	(15)	416	322	(94)	(29)
Depreciation	327	319	(8)	(3)	647	632	(15)	(2)
Equipment and Other Rents	95	105	10	10	185	210	25	12
Restructuring Charge (a)	122	—	(122)	—	295	—	(295)	—
Total Expense	1,975	1,864	(111)	(6)	4,132	3,778	(354)	(9)

Operating Income	958	840	118	14	1,670	1,544	126	8

Interest Expense	(137)	(141)	4	3	(274)	(284)	10	4
Other Income - Net	6	8	(2)	(25)	13	15	(2)	13
Earnings Before Income Taxes	827	707	120	17	1,409	1,275	134	11

Income Tax Expense	(317)	(262)	(55)	(21)	(537)	(474)	(63)	(13)
Net Earnings	$510	$445	$65	15%	$872	$801	$71	9%

Operating Ratio	67.4%	68.9%			71.2%	71.0%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.55	$0.47	$0.08	17%	$0.94	$0.84	$0.10	12%

Average Shares Outstanding, Assuming Dilution (millions)	924	952			926	958

Cash Dividends Paid Per Common Share	$0.20	$0.18			$0.38	$0.36

CSX Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Jun. 30, 2017	Dec. 30, 2016
ASSETS

Cash and Cash Equivalents	$620	$603
Short-term Investments	477	417
Other Current Assets	1,533	1,467
Properties - Net	31,427	31,150
Investment in Affiliates and Other Companies	1,487	1,459
Other Long-term Assets	317	318
Total Assets	$35,861	$35,414

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-term Debt	$19	$331
Other Current Liabilities	1,653	1,709
Long-term Debt	11,806	10,962
Deferred Income Taxes	9,737	9,596
Other Long-term Liabilities	1,045	1,122
Total Liabilities	24,260	23,720

Total Shareholders' Equity	11,601	11,694
Total Liabilities and Shareholders' Equity	$35,861	$35,414

CSX Corporation

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Six Months Ended
	Jun. 30, 2017	Jun. 24, 2016
OPERATING ACTIVITIES
Net Earnings	$872	$801
Depreciation	647	632
Restructuring Charge(b)	166	—
Deferred Income Taxes	112	165
Other Operating Activities - Net (c)	(231)	(6)
Net Cash Provided by Operating Activities	1,566	1,592

INVESTING ACTIVITIES
Property Additions	(955)	(1,066)
Purchase of Short-term Investments	(545)	(260)
Proceeds from Sales of Short-term Investments	492	810
Other Investing Activities	41	35
Net Cash Used in Investing Activities	(967)	(481)

FINANCING ACTIVITIES
Long-term Debt Issued	850	—
Long-term Debt Repaid	(313)	—
Dividends Paid	(350)	(344)
Shares Repurchased (d)	(757)	(515)
Other Financing Activities - Net (e)	(12)	(314)
Net Cash Used in Financing Activities	(582)	(1,173)

Net Increase (Decrease) in Cash and Cash Equivalents	17	(62)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	603	628
Cash and Cash Equivalents at End of Period	$620	$566

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Income Statement

a)
Restructuring Charge: Through an involuntary separation program with enhanced benefits to further its strategic objectives, CSX reduced its management workforce by 951 employees, 765 employees during first quarter 2017 and 186 employees during second quarter 2017. The Company has been focused on driving efficiencies through process improvement and responding to business mix shifts. These management reductions were designed to further streamline general and administrative and operating support functions to speed decision making and further control costs. In April 2017, the involuntary separation program was completed.

The majority of separation benefits are being paid from general corporate funds while certain benefits will be paid through CSX’s qualified pension plans. Additionally, in first quarter 2017, the former CEO and President of the Company announced their retirements, and the terms of their unvested equity awards were modified to permit prorated vesting through May 31, 2018.
In June 2017, the Company and the Company's President and Chief Executive Officer, E. Hunter Harrison, executed a letter agreement providing for certain reimbursement arrangements. Pursuant to the letter agreement, the Company made a reimbursement payment to MR Argent Advisor LLC ("Mantle Ridge") of $55 million for funds previously paid to Mr. Harrison by Mantle Ridge. Further, the Company assumed Mantle Ridge’s obligation to pay Mr. Harrison, prior to March 15, 2018, a lump sum cash amount of $29 million in respect of other forfeited compensation from his previous employer, Canadian Pacific Railway Limited.
The second quarter restructuring charge of $122 million amounts to $81 million or $0.09 cents per share after-tax. The restructuring charge includes costs related to the management workforce reduction, reimbursement arrangements, the proration of equity awards and other advisory costs related to the leadership transition.

(Dollars in millions)	First Quarter	Second Quarter	Year to Date
Severance	$81	$10	$91
Relocation	6	2	8
Pension, Other Post-retirement Benefit and Other Non-cash Charges	68	10	78
Subtotal Management Workforce Reduction	155	22	177
Reimbursement Arrangements	—	84	84
Advisory Fees Related to Shareholder Matters	10	—	10
Non-Cash Executive Equity Awards Proration	8	16	24
Total Restructuring Charge	$173	$122	$295
Cash Flow Statement

b)	Restructuring Charge: The restructuring charge of $295 million was offset by cash paid of $129 million as of June 30, 2017.

c)	Other Operating Activities - Net: Cash used in other operating activities - net increased primarily driven by increases in estimated tax payments and higher incentive compensation award payouts.

d)	Shares Repurchased: During the second quarter and six months ended of 2017 and 2016, the Company repurchased the following number of shares:

	Quarters Ended		Six Months Ended
	Jun. 30, 2017	Jun. 24, 2016	Jun. 30, 2017	Jun. 24, 2016
Shares Repurchased (Millions)	9	10	15	20
Cost of Shares (Dollars in millions)	$499	$266	$757	$515

e)	Other Financing Activities - Net: Prior year includes payments of $307 million for locomotives which were purchased using seller financing in 2015.

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended June 30, 2017 and June 24, 2016

	Volume			Revenue			Revenue Per Unit
	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Agricultural
Agricultural and Food Products (a)	114	116	(2)%	$321	$307	5%	$2,816	$2,647	6%
Fertilizers (a)	78	72	8	118	114	4	1,513	1,583	(4)
Industrial
Chemicals (a)	169	172	(2)	552	534	3	3,266	3,105	5
Automotive	116	121	(4)	307	313	(2)	2,647	2,587	2
Metals and Equipment (a)	67	71	(6)	178	186	(4)	2,657	2,620	1
Housing and Construction
Minerals (a)	83	86	(3)	128	126	2	1,542	1,465	5
Forest Products	67	68	(1)	194	192	1	2,896	2,824	3
Total Merchandise	694	706	(2)	1,798	1,772	1	2,591	2,510	3

Coal	208	195	7	530	416	27	2,548	2,133	19

Intermodal	718	694	3	448	419	7	624	604	3

Other	—	—	—	157	97	62	—	—	—

Total	1,620	1,595	2%	$2,933	$2,704	8%	$1,810	$1,695	7%

Six Months Ended June 30, 2017 and June 24, 2016

	Volume			Revenue			Revenue Per Unit
	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Agricultural
Agricultural and Food Products (a)	235	237	(1)%	$653	$630	4%	$2,779	$2,658	5%
Fertilizers (a)	155	148	5	247	241	2	1,594	1,628	(2)
Industrial
Chemicals (a)	344	347	(1)	1,118	1,080	4	3,250	3,112	4
Automotive	235	234	—	623	603	3	2,651	2,577	3
Metals and Equipment (a)	137	133	3	368	351	5	2,686	2,639	2
Housing and Construction
Minerals (a)	153	144	6	242	220	10	1,582	1,528	4
Forest Products	134	136	(1)	386	381	1	2,881	2,801	3
Total Merchandise	1,393	1,379	1	3,637	3,506	4	2,611	2,542	3

Coal	413	395	5	1,052	815	29	2,547	2,063	23

Intermodal	1,406	1,372	2	882	824	7	627	601	4

Other	—	—	—	231	177	31	—	—	—

Total	3,212	3,146	2%	$5,802	$5,322	9%	$1,806	$1,692	7%

(a) At the beginning of the third quarter 2016, in order to better align markets with the Company's business strategy, changes were made to the categorization of certain lines of business. Prior periods have been reclassified to conform to the current presentation and are posted on the Company's website at csx.com under the investors section.

•	Agricultural and Food Products includes the combination of the previous Agricultural Products and Food and Consumer markets.

•	Fertilizers was previously named Phosphates and Fertilizers.

•	Metals and Equipment includes the Equipment portion of the previous Waste and Equipment market.

•
Chemicals includes the Waste portion of the previous Waste and Equipment market. Chemicals also includes fly ash for remediation purposes (a form of waste) which was previously included within the Minerals market.

CSX Corporation

VOLUME AND REVENUE
Revenue for the second quarter increased $229 million or 8 percent when compared to the previous year, with growth across nearly all markets. This growth was primarily driven by coal-related gains, strength in core pricing and volume across the other markets, and increased fuel recovery.

Same Store Sales Pricing Year-Over-Year Change
% Change
All-In	3.7%
Merchandise and Intermodal	2.2%
Same store sales is defined as customer shipments with the same commodity and car type, and the same origin and destination.

Revenue per unit was up 7 percent in the quarter primarily as a result of pricing gains and higher fuel recoveries.

Same store sales pricing was led by temporal strength in export coal. Continued sequential softening in merchandise and intermodal pricing reflects the challenging freight marketplace.

MERCHANDISE

Agricultural Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
192	188	2	$439	$421	4	$2,286	$2,239	2
% of Carloads

Agricultural and Food Products - Volume declined as a large southeastern grain crop led to local truck sourcing to feed mills in lieu of longer-haul rail moves. This decline was partially offset by gains in ethanol reflecting higher production levels and new business wins.

Fertilizers - Volume increased as operational efficiency moving phosphate rock allowed for additional rail conversion of traffic that would otherwise move by truck.

CSX Corporation

MERCHANDISE cont'd

Industrial Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
352	364	(3)	$1,037	$1,033	—	$2,946	$2,838	4

% of Carloads

Chemicals - Volume fell, primarily reflecting sustained challenges in the Eastern crude-by-rail market. This decline offset strength in non-energy related chemicals as well as increased shipments of frac sand and petroleum gases, as higher natural gas prices spurred additional drilling activity.

Automotive - Volume declined on lower production, consistent with slowing North American vehicle sales and rising inventory levels.

Metals and Equipment - Volume was down as cycling of prior year large pipe projects and one-time equipment moves were completed in the quarter. Additionally, scrap metal shipments were negatively impacted by local source shifts to truck.

Housing and Construction Sector

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
150	154	(3)	$322	$318	1	$2,147	$2,065	4

% of Carloads

Forest Products - Volume declined as industry consolidation and truck competition negatively impacted shipments of paper products. These headwinds were partially offset by positive momentum from e-commerce growth in pulpboard shipments.

Minerals - Volume was down modestly despite strong demand for aggregates to support construction projects, as the Company transitioned various customers to a new operating plan.

CSX Corporation

COAL

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
208	195	7	$530	$416	27	$2,548	$2,133	19

% of Tons

Domestic Utility Coal - Volume declined as the competitive loss of short-haul interchange traffic more than offset underlying growth at existing utilities.

Domestic Coke, Iron Ore and Other - Volume was down, primarily in iron ore shipments, as a large customer has temporarily halted its production.

Export Coal - Volume increased as global supply levels and pricing conditions extended the strong demand environment for U.S. coal exports, particularly in the metallurgical portfolio.

	Quarters Ended			Six Months Ended
	Jun. 30, 2017	Jun. 24, 2016(a)	% Change	Jun. 30, 2017	Jun. 24, 2016(a)	% Change
(Millions of Tons)
Domestic
Utility	11.0	11.1	(1)%	22.0	23.4	(6)%
Coke, Iron Ore and Other	4.4	4.7	(6)	7.9	9.3	(15)
Total Domestic	15.4	15.8	(3)	29.9	32.7	(9)
Export
Metallurgical	6.0	4.5	33	11.3	8.8	28
Thermal	2.2	1.8	22	5.6	3.3	70
Total Export	8.2	6.3	30	16.9	12.1	40

Total Coal	23.6	22.1	7%	46.8	44.8	4%
(a) Coal tonnage was corrected by an immaterial amount of 2%.

CSX Corporation

INTERMODAL

Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)
Volume			Revenue			Revenue Per Unit
2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
718	694	3	$448	$419	7	$624	$604	3

% of Units

Domestic - Volume increased two percent as growth with existing customers and ongoing success of CSX’s highway-to-rail conversion initiative more than offset the continued cycling of a short-haul competitive loss.

International - Volume was up seven percent, driven by strong performance with existing customers and the addition of a new customer, which began ramping-up late in the quarter.

OTHER REVENUE
Other revenue increased versus the prior year primarily due to a $58 million settlement in 2017 related to a customer that did not meet historical volume commitments.

FUEL SURCHARGE
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two month lag.

	Quarters Ended			Six Months Ended
(Dollars in millions)	Jun. 30, 2017	Jun. 24, 2016	$ Change	Jun. 30, 2017	Jun. 24, 2016	$ Change
Fuel Surcharge Revenue	$88	$36	$52	$173	$88	$85
Fuel Lag Benefit (Expense)	$1	$(10)	$11	$(4)	$8	$(12)

CSX Corporation

EXPENSE
Expenses of approximately $2.0 billion increased $111 million, or 6 percent year over year, primarily driven by a restructuring charge of $122 million, inflation and fuel price increases of $80 million and volume-related increases of $20 million, partially offset by efficiency savings of $90 million and a favorable judgment related to a previously condemned property of $55 million.

EXPENSE
(Dollars in millions)

LABOR AND FRINGE

•	Inflation of $40 million was driven primarily by increased health and welfare and wage increases.

•	Incentive compensation was $28 million higher reflecting the expected award payouts.

•	Volume-related costs were $9 million higher.

•	Efficiency savings of $62 million were primarily driven by reduced management headcount as a result of the 2017 restructuring initiative, as well as lower T&E and operating support costs.

•	Other costs decreased by $21 million primarily due to a $15 million decrease in pension expense.

EMPLOYEE COUNTS (Estimated)

	2017	2016	Change
April	25,710	27,863	(2,153)
May	25,614	27,777	(2,163)
June	25,161	27,464	(2,303)
Average	25,495	27,701	(2,206)

CSX Corporation

MATERIALS, SUPPLIES AND OTHER

•	PTC and other technology-related asset impairments resulted in $10 million of additional cost.

•	Inflation resulted in $9 million of additional cost.

•	Volume-related costs were $6 million higher.

•	A favorable judgment resulted in compensation to CSX for a previously condemned property, reflecting a $55 million gain.

•	Efficiency savings of $21 million were primarily related to lower operating support costs.

•	Other costs increased $22 million due to several items, including higher prior year favorable adjustments and current year reclassifications, none of which were individually significant.

FUEL

•	A 15 percent price increase drove $28 million in additional fuel expense.

•	Volume-related costs were $5 million higher.

•	Efficiency savings of $7 million were related to a reduction in the active locomotive fleet.

	Quarters Ended			Six Months Ended
(Dollars and Gallons in Millions, Except Price per Gallon)	Jun. 30, 2017	Jun. 24, 2016	Fav / (Unfav)	Jun. 30, 2017	Jun. 24, 2016	Fav / (Unfav)
Estimated Locomotive Fuel Consumption (Gallons)	105.0	106.1	1.1	219.7	219.2	(0.5)
Price per Gallon (Dollars)	$1.71	$1.49	$(0.22)	$1.72	$1.33	$(0.39)
Total Locomotive Fuel Expense	$180	$158	$(22)	$378	$292	$(86)
Other	18	14	(4)	38	30	(8)
Total Fuel Expense	$198	$172	$(26)	$416	$322	$(94)

CSX Corporation

DEPRECIATION
Depreciation expense increased $8 million primarily due to a larger asset base.

EQUIPMENT AND OTHER RENTS

•	Inflation resulted in $3 million of additional cost due to higher rates on automotive freight cars.

•	Other costs decreased $13 million primarily due to rental income that was previously classified as other income in the prior years being reclassified to operating expense in the current year.

CSX Corporation

OPERATING STATISTICS (Estimated)

TON MILES

	Quarters Ended			Six Months Ended
	Jun. 30, 2017	Jun. 24, 2016(a)	Improvement / (Deterioration)	Jun. 30, 2017	Jun. 24, 2016(a)	Improvement / (Deterioration)
Revenue Ton-Miles (Billions)
Merchandise	33.7	33.4	1%	68.2	67.1	2%
Coal	11.9	10.4	14	23.9	20.1	19
Intermodal	7.4	6.9	7	14.4	13.5	7
Total	53.0	50.7	5%	106.5	100.7	6%

Gross Ton-Miles (Billions)
Total Gross Ton-Miles	100.5	97.3	3%	201.3	193.2	4%
(Excludes locomotive gross ton-miles)
(a) Prior year revenue ton-miles and gross ton-miles were corrected by immaterial amounts.

SAFETY AND SERVICE

CSX’s FRA reportable personal injury frequency index of 1.14 for the second quarter of 2017 was 19 percent unfavorable, as overall injuries were up slightly and man-hours declined significantly from fewer employees. The FRA train accident frequency rate of 2.14 for the quarter improved one percent versus the prior year. CSX remains committed to ongoing safety improvement, with a focus on avoiding catastrophic events.

CSX’s operating performance has improved in the second quarter of 2017 compared to 2016. On-time originations were 88 percent, consistent with the previous year. On-time arrivals increased to 79 percent, a 14 percent increase year-over-year. Average train velocity experienced a three percent increase to 21.7 miles per hour and terminal dwell of 24.4 hours improved slightly when compared to the prior year. These improvements indicate the increasing fluidity of the network as a result of the ongoing implementation of Precision Scheduled Railroading. The Company expects to improve this level of performance while continuing to drive asset utilization and controlling costs.

	Quarters Ended			Six Months Ended
	Jun. 30, 2017	Jun. 24, 2016	Improvement / (Deterioration)	Jun. 30, 2017	Jun. 24, 2016	Improvement / (Deterioration)
Safety and Service Measurements
FRA Personal Injury Frequency Index	1.14	0.96	(19)%	1.05	0.94	(12)%
(Number of FRA-reportable injuries per 200,000 man-hours)
FRA Train Accident Rate	2.14	2.16	1%	2.43	2.65	8%
(Number of FRA-reportable train accidents per million train miles)

On-Time Originations	88%	88%	—%	85%	84%	1%
On-Time Arrivals	79%	69%	14%	70%	67%	4%

Train Velocity (Miles per hour)	21.7	21.1	3%	20.9	21.1	(1)%
Dwell (Hours)	24.4	25.0	2%	25.2	25.5	1%

Cars-On-Line	205,416	205,945	—%	207,988	206,651	(1)%

Certain operating statistics are estimated and can continue to be updated as actuals settle.

CSX Corporation

Non-GAAP Measures - Unaudited
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).  CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results.  Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP.  Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies.  The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.
Adjusted Operating Results
Management believes that adjusted operating income, adjusted operating ratio, adjusted net earnings and adjusted net earnings per share, assuming dilution are important in evaluating the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends. For the quarter and six months ended June 30, 2017, the restructuring charge was tax effected using a rate of 33.4 percent and 35.9 percent, respectively. These rates reflect the applicable tax amounts for each component of the restructuring charge, including an adjustment for the non-deductibility of executive compensation.

	For the Quarter Ended June 30, 2017
(in millions, except operating ratio and net earnings per share, assuming dilution)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution

GAAP Operating Results	$958	67.4%	$510	$0.55
Restructuring Charge	122	(4.2)%	81	0.09
Adjusted Operating Results (non-GAAP)	$1,080	63.2%	$591	$0.64

	For the Six Months Ended June 30, 2017
(in millions, except operating ratio and net earnings per share, assuming dilution)	Operating Income	Operating Ratio	Net Earnings	Net Earnings Per Share, Assuming Dilution

GAAP Operating Results	$1,670	71.2%	$872	$0.94
Restructuring Charge	295	(5.1)%	189	0.21
Adjusted Operating Results (non-GAAP)	$1,965	66.1%	$1,061	$1.15

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. Free cash flow is calculated by using net cash from operations and adjusting for property additions and certain other investing activities.
The following table reconciles cash provided by operating activities (GAAP measure) to adjusted free cash flow after restructuring, before dividends (non-GAAP measure).  The restructuring charge impact to free cash flow was tax effected using the applicable tax rate of the charge.

	Six Months Ended
(Dollars in Millions)	June 30, 2017	June 24, 2016
Net cash provided by operating activities	$1,566	$1,592
Property additions	(955)	(1,066)
Other investing activities	41	35
Free Cash Flow (before payment of dividends)	652	561
Add back: Cash paid related to Restructuring (after-tax) (a)	85	—
Adjusted Free Cash Flow Before Dividends (non-GAAP)	$737	$561

(a) During the second quarter 2017 the Company made cash payments of $129 million related to the restructuring charge. The Company also made a $7 million payment to the former CEO and President for previously accrued non-qualified pension benefits that is not included in the restructuring charge.